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                                                                    EXHIBIT 11.1


                        COMPUTATION OF PER SHARE EARNINGS


         We calculated net income per share in accordance with FASB Statement No. 128 by dividing net income by the weighted average number of shares of common stock outstanding to arrive at the Net Income Per Common Share - Basic. We calculated Net Income Per Common Share - Diluted by dividing net income by the weighted average number of shares of common stock and dilutive stock equivalents from the exercise of stock options and warrants using the treasury stock method. The results for March 1999 and prior reflect the conversion of MJK shares into Stockwalk.com Group, Inc. shares at a rate of 3.72382 to 1.


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

                                                       FOR YEAR ENDED MARCH 31,
                             --------------------------------------------------------------------------

                                                                                                            PROFORMA
                                1996            1997           1998            1999           2000            2000
                             -----------     -----------    ------------    -----------    ------------    -----------


Weighted average shares
     outstanding - basic.... 15,103,700      15,848,500      15,848,500     15,848,500      18,849,200     30,311,200
Dilutive effect of stock
     options, warrants and
     convertible notes
     after application of
     the treasury stock
     method.................          -               -               -              -         149,200      3,688,800
                             -----------     -----------    ------------    -----------    ------------    -----------
Weighted average shares
     outstanding - diluted.. 15,103,700      15,848,500      15,848,500     15,848,500      18,998,400     34,000,000
                             ===========     ===========    ============    ===========    ============    ===========

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                                 Exhibit 11.1-1